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                                                                     EXHIBIT 3.8

                SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT

      This SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT (this "Agreement") is entered into as of October 29, 2004 between Dresser-Rand Group Inc., a Delaware corporation ("Group"), and Dresser-Rand LLC ("D-R LLC"), a Delaware limited liability company.

      WHEREAS, the Partnership (as defined below) was formed pursuant to that certain Partnership Agreement (the "Original Partnership Agreement"), dated as of December 31, 1986, by and between Ingersoll-Rand Company, a New Jersey Corporation ("IR"), and Dresser Industries, Inc., a Delaware corporation ("Dresser");

      WHEREAS, the Original Partnership Agreement was amended and restated in its entirety pursuant to that certain Amended and Restated Partnership Agreement (the "Amended Partnership Agreement"), dated as of October 1, 1992, between IR and Dresser;

      WHEREAS, pursuant that certain Transaction Agreement, dated as of December 30, 1999, by and among IR, Dresser and D-R Acquisition LLC, Dresser assigned all of its interests in the Partnership (as defined below) to IR;

      WHEREAS, pursuant to that certain Equity Purchase Agreement (the "Purchase Agreement"), dated as of August 25, 2004, between Dresser-Rand Holdings, LLC (f/k/a FRC Acquisitions LLC) ("Holdings"), on behalf of itself and the other buyers set forth on Exhibit A thereto, and Ingersoll-Rand Company Limited, a company organized under the laws of Bermuda, on behalf of itself and the other sellers set forth on Exhibit A thereto, Holdings has agreed to acquire (the "Acquisition") from such sellers, and the sellers have agreed to sell to Holdings and such buyers, the Acquired Interests (as defined in the Purchase Agreement) including the equity interests in D-R LLC and Dresser-Rand Company; and

       WHEREAS, in connection with the Acquisition, the parties hereto desire to amend and restate in its entirety the Amended Partnership Agreement in order to provide for the governing of the affairs of the Partnership (as defined below) and the conduct of its business.

      1. NAME AND BUSINESS: The parties (individually a "Partner" and jointly the "Partners") hereby continue (and, only in the event the partnership cannot be continued for any reason, form) a general partnership formed (the "Partnership") under the firm name of Dresser-Rand Company to engage in any lawful business, purpose or activity for which partnerships may be formed under the Partnership Law of the State of New York.

      2. PLACE OF BUSINESS: The principle place of business of the Partnership shall be located at Olean, New York or at such other location as may be approved by the Partners from time to time.

      3. TERM: The Partnership shall continue until dissolved by the will of the Partners
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or by operation of law.

      4. OFFICERS AND RELATED PERSONS: The Partners shall have the authority to appoint and terminate officers of the Partnership and to retain and terminate employees, agents and consultants of the Partnership and delegate any Partner's duties to any such officers, employees, agents and consultants as the Partners deem appropriate, including the power, acting individually or jointly, to represent and bind the Partnership in all matters, in accordance with scope of their respective duties.

      5. PERCENTAGE INTERESTS: The Partners shall have the following undivided percentage interests in the Partnership, and unless otherwise agreed to in writing by the Partners, the Partners shall share in the profits or losses of the Partnership according to such percentage interests: D-R LLC (51%) and Group (49%).

      6. TAX TREATMENT: Unless otherwise determined by the Partners, the Partnership shall be treated as an entity that is disregarded as an entity separate from its owners for all tax purposes, and the Partnership and the Partners shall timely make any and all necessary elections and filings for the Partnership to be so treated.

      7. CAPITAL CONTRIBUTIONS: From time to time, a Partner may determine that the Partnership requires capital and may make capital contribution(s) in an amount determined by the Partner. A capital account shall be maintained for each Partner, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

      8. MANAGEMENT DUTIES: Each Partner shall devote as reasonably required its attention to the business of the Partnership and shall have equal rights in the management of the Partnership business.

      9. RESTRICTIONS: Neither Partner shall, without the consent of the other, borrow money in the firm name, for any purpose, including firm purposes, or utilize collateral owned by the Partnership as security for such loans. Neither Partner shall, without the consent of the other, assign, transfer, compromise or release any claim of the Partnership except upon payment in full of the amount due, nor shall either Partner, without the consent of the other, arbitrate or consent to the arbitration of any disputes in which the Partnership is involved. Neither Partner shall, without the consent of the other, execute any document including, but not limited to, assignments for the benefit of creditors, bonds, confessions of judgment, chattel mortgages, deeds, guarantees, indemnity bonds or contracts of sale, that compromises the Partnership ownership of substantially all of the property of the Partnership. Neither Partner shall, without the consent of the other, lease or mortgage any real property or any interest in real property belonging to the Partnership, nor shall either party in any manner transfer any interest in the Partnership to anyone else, except for the other party to this agreement.

      10. BOOKS: Accurate books of account of all firm business shall be kept, and shall be open to the inspection of either Partner at all times.

      11. ACCOUNTING BASIS: The books of account shall be kept on a cash basis.
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      12. FISCAL YEAR: The fiscal year of the firm shall commence on January 1st of each year, and end on the next following December 31st, at which time the books of account shall be closed and balanced, and audited by a certified public accountant.

      13. ADMISSION OF NEW PARTNERS: No new Partners may be admitted to the firm except upon the consent of the Partners.

      14. CONTINUATION OF BUSINESS: In the event a Partner withdraws, the remaining Partner shall have the right to continue the business of the Partnership under the present name, either alone or in connection with any other individuals the remaining Partner may select. However, the remaining Partner shall pay to the withdrawing Partner the value of the interest of the withdrawing Partner as provided for in this Agreement.

      15. BUY-OUT PROVISION: The value of a Partner's interest in the business of the Partnership shall be determined by the sum of that Partner's capital account; any unpaid loans due such Partner; the value of such Partner's share of undistributed, accrued net profits; and such Partner's interest in the appreciated value of the Partnership property.

      16. DISSOLUTION: In the event that the remaining Partner does not elect to purchase the interest of the withdrawing Partner, or in the event that the Partners mutually agree to dissolve the Partnership, the Partnership shall wind-up and the Partners shall proceed to liquidate the business of the Partnership. Partnership assets shall be used in the following order:

            (a) to pay all Partnership debts;

            (b) all undistributed funds in the drawing accounts are to be paid to the Partners entitled to them;

            (c) all accrued net profits and losses are to be credited or debited from the date of the last accounting to the date of termination;

            (d) the remaining assets shall be divided according to the proportionate interest of the Partners on the basis of their respective capital accounts as they stood on the date of such termination.

      17. NOTICES: All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

      (a) if to Group:              Dresser-Rand Group Inc.
                                    Paul Clark Drive
                                    P.O. Box 560
                                    Olean, NY 14760 USA
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                                    Attention: Vincent R. Volpe
                                    Fax: (716) 375-3178

                                    with copies to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    4 Times Square
                                    New York, NY 10036
                                    Attention: Howard L. Ellin
                                    Fax: (212) 735-2000

                                    and

                                    First Reserve Corporation
                                    One Lafayette Place
                                    Greenwich, CT 06830
                                    Attention: Thomas R. Denison
                                    Fax: (203) 661-6729

      (b) if to D-R LLC:            Dresser-Rand LLC
                                    Paul Clark Drive
                                    P.O. Box 560
                                    Olean, NY 14760 USA
                                    Attention: Vincent R. Volpe
                                    Fax: (716) 375-3178

                                    with copies to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    4 Times Square
                                    New York, NY 10036
                                    Attention: Howard L. Ellin
                                    Fax: (212) 735-2000

                                    and

                                    First Reserve Corporation
                                    One Lafayette Place
                                    Greenwich, CT 06830
                                    Attention: Thomas R. Denison
                                    Fax: (203) 661-6729

      18. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles thereof.

      19. COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one
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and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

      20. CONSENT TO JURISDICTION: THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE AREA ENCOMPASSED BY THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES HERETO EACH ACCEPT FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

                            [SIGNATURE PAGE FOLLOWS]
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      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed, in each case as of the day and year first above written.

                                    DRESSER-RAND GROUP INC.


                                    By: /s/ Thomas R. Denison
                                        ---------------------
                                    Name:  Thomas R. Denison
                                    Title: President



                                    DRESSER-RAND LLC
                                    By: Dresser-Rand Group Inc., its sole
                                    member


                                    By: /s/ Thomas R. Denison
                                        ---------------------
                                    Name:  Thomas R. Denison
                                    Title: President